Exhibit 21             Subsidiaries of Fidelity Federal Bancorp

Name                                               Jurisdiction of Incorporation
----                                               -----------------------------
Fidelity Federal Bancorp:
    United Fidelity Bank, fsb                                Indiana
    Village Affordable Housing Corporation                   Indiana

Also included are the subsidiaries of United Fidelity Bank, fsb:
    Village Insurance Corporation                            Indiana
    Village Housing Corporation                              Indiana
    Village Management Corporation                           Indiana
    Village Capital Corporation                              Indiana